Division of Separate Account B Name Change
Endorsement


To describe more accurately the investment strategy of the Divisions of Separate Account B offered by us under this contract, the names have been changed. This endorsement serves as your notice of such change. The effective date of this endorsement is the later of January 1, 1998 or the date this endorsement is approved for use in the state of issue. The name changes to our Divisions of Separate Account B are listed below.


Divisions name prior to                  Divisions name on and after
January 1, 1998                          January 1, 1998
======================================== ======================================
Capital Accumulation Division            Capital Value Division
Emerging Growth Division                 MidCap Division
World Division                           International Division
---------------------------------------- --------------------------------------

All current references to Divisions of Separate Account B contained in this contract or attached riders will be replaced with the names in the right column of the above table.

This name change does not affect the benefits to be provided under the Group Annuity Contract or the operation of these Divisions of Separate Account B, as explained in the contracts.



                                      PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


                                                 /s/ David J. Drury

                                                 PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER



GP 44055                                                                 (9711)